Exhibit 23.1

Date: December 19th, 2013

To: DOV WEINSTEIN & CO. C.P.A. (ISR)

11 Kiryat Hamada Street

Jerusalem, Israel

P.O. Box 18263, code 91182

T: (+972) 77-738-6666

F: (+972) 2-581-2991

dov@dwcpa.co.il

MANAGEMENT REPRESENTATIONS

We are providing this letter in connection with your review of the 3rd quarter interim financial statements of Boston Investment & Development Corp as of September 30th, 2013 and for the period of inception (January 23rd, 2013) to September 30th, 2013 for the purpose of determining whether any material modifications should be made to the interim financial statements for it to conform with accounting principles generally accepted in the United States of America. We confirm that we are responsible for the fair presentation of the interim financial statements in conformity with generally accepted accounting principles.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, as of December 19th, 2013 the following representations made to you during your review.

1.	The interim financial statements referred to above has been prepared and presented in conformity with generally accepted accounting principles applicable to interim financial information.

2.	We have made available to you:
a.	All financial records and related data.
b.	All minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared. All significant board and committee actions are included in the summaries.

3.	There have been no communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices.

4.	There are no material transactions that have not been properly recorded in the accounting records underlying the interim financial information.

5.	We believe that the effects of any uncorrected financial statement misstatements aggregated by you during the current review engagement and pertaining to the interim period in the current year, as summarized in the accompanying schedule, are immaterial, both individually and in the aggregate, to the interim financial statements taken as a whole.

6.	There are no significant deficiencies, including material weaknesses, in the design or operation of internal controls which could adversely affect the company’s ability to record, process, summarize, and report interim financial data.

7.	We acknowledge our responsibility for the design and implementation of programs and controls to prevent and detect fraud.

8.	We have no knowledge of any fraud or suspected fraud affecting the company involving:
a.	Management;
b.	Employees who have significant roles in internal control; or
c.	Others where the fraud could have a material effect on the interim financial information.

9.	We have no knowledge of any allegations of fraud or suspected fraud affecting the company in communications from employees, former employees, analysts, regulators, short sellers, or others.

10.	The company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.
11.	The following have been properly recorded or disclosed in the interim financial statements:
a.	Related-party transactions, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, and amounts receivable from or payable to related parties.
b.	Guarantees, whether written or oral, under which the company is contingently liable.
c.	Significant estimates and material concentrations known to management that are required to be disclosed in accordance with the AICPA's Statement of Position 94-6, Disclosure of Certain Significant Risks and Uncertainties.

12.	There are no:
a.	Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the interim financial information (statements) or as a basis for recording a loss contingency.
b.	Unasserted claims or assessments that are probable of assertion and must be disclosed in accordance with Financial Accounting Standards Board (FASB) Statement No. 5, Accounting for Contingencies.
c.	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by FASB Statement No. 5.

13.	The company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets; nor has any asset been pledged as collateral.

14.	The company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

To the best of our knowledge and belief, no events have occurred subsequent to the balance-sheet date and through the date of this letter that would require adjustment to or disclosure in the aforementioned interim financial statements.

ACCEPTED AND AGREED BY:

__________________________________

Name: Nissim Trabelsi

Director/CEO of Boston Investment & Development Corp.

Date: December 19th, 2013